FOR IMMEDIATE RELEASE

COLDWATER CREEK COMMENCES VOLUNTARY CHAPTER 11 PROCEEDING
TO FACILITATE ORDERLY WIND-DOWN OF OPERATIONS

Coldwater Creek Stores and Website Currently Open and Serving Customers;
Liquidation Sales to Commence at a Later Date

Pre-Negotiated Chapter 11 Plan of Liquidation filed with Lender
Support to Maximize Creditor Recoveries through Reduced Administrative Expenses

SANDPOINT, Idaho, April 11, 2014 – Coldwater Creek Inc. (Nasdaq: CWTR) (“Coldwater Creek” or “the Company”) today announced that the Company and all of its U.S. subsidiaries have filed voluntary petitions under Chapter 11 in the U.S. Bankruptcy Court in Wilmington, Delaware, in order to facilitate an orderly wind-down of its operations.

Coldwater Creek’s stores and website are currently open for business and serving customers.  The Company expects to commence sales to liquidate its inventory in early May.

Together with its financial and legal advisors, over the last six months, Coldwater Creek engaged in a thorough analysis of all potential alternatives, including a sale of the Company. Ultimately, the Company and its advisors were unable to find a potential buyer for the Company or a source of capital to provide adequate liquidity to fund the Company’s ongoing strategic turnaround initiatives. As a result, the Company’s Board of Directors recently determined that an orderly liquidation of the business would be the best way to maximize value for the benefit of the Company’s creditors.  The Company intends to hold going out of business sales in the coming months, which are historically busy shopping periods for Coldwater Creek.

“First and foremost, we are extremely grateful to all of our associates for thirty years of dedicated service to Coldwater Creek and to the millions of loyal customers who have enjoyed our award winning customer service and beautiful and unique products.  Our talented associates continue to impress, performing their duties with professionalism and grace during this period of uncertainty,” said Jill Dean, President and Chief Executive Officer of Coldwater Creek. “This difficult decision follows a comprehensive strategic and financial review of the business. The Board of Directors has determined that the actions we are taking represent the best path forward for Coldwater Creek and its stakeholders.  While we are extremely disappointed with this outcome, the Company’s declining liquidity position and the challenging retail environment, together with the fact that we have exhausted all other possibilities, requires that we take this action.”  She added, “As we begin preparing to wind down our operations, customers should know that our stores and website remain open for business and we will be providing information about the tremendous values that will be available at our inventory clearance sales in the coming weeks.”

In conjunction with its Chapter 11 filing, Coldwater Creek has received a commitment for $75 million in “debtor-in-possession” financing from its existing lender, Wells Fargo. Subject to court approval, this financing will be available to support the Company’s operations during the wind-down process.

Importantly, and in an effort to maximize creditor recoveries and reduce administrative expenses through a swift and efficient Chapter 11 process and liquidation, Coldwater Creek has reached an agreement with its lenders on a Chapter 11 plan of liquidation that was filed today with the bankruptcy court. The Company has also reached an agreement with inventory liquidators,  Gordon Brothers Retail Partners, LLC and Hilco Merchant Resources, LLC to manage the Company’s inventory clearance sales. The plan of liquidation does not contemplate any recovery for holders of the Company’s common stock.  The plan of liquidation and related disclosure statement is subject to approval by the bankruptcy court.

Additional information for customers, vendors, equity holders and other interested parties is available on the Company’s web site at www.coldwatercreek.com. Court filings and claims information are available at a separate web site maintained by the Company’s claims agent, PrimeClerk, at http://cases.primeclerk.com/coldwater or by calling 1-855-360-2999.

Shearman & Sterling LLP is serving as legal advisor, Perella Weinberg Partners L.P. is serving as financial advisor and Alvarez & Marsal is serving as restructuring advisor to the Company.

Cautionary Statement Regarding Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. One can identify these forward-looking statements by the use of words such as “expect,” “believe,” “planning,” “possibility,” “opportunity,” “goal,” “will,” “may,” “intend,” “anticipates,” “working toward” and other words of similar meaning. One can also identify them by the fact that they do not relate strictly to historical or current facts. These statements are subject to risks and uncertainties that could cause actual results and plans to differ materially from those included in the company’s forward-looking statements.

These risks and uncertainties include but are not limited to (i)  the company’s ability to obtain Bankruptcy Court approval with respect to motions in the Chapter 11 cases, (ii)the ability of the company and its subsidiaries to prosecute, develop and consummate the plan of liquidation with respect to the Chapter 11 cases, (iii) the effects of the company’s bankruptcy filing on the company and the interests of various creditors, equity holders and other constituents, (iv) Bankruptcy Court rulings in the Chapter 11 cases and the outcome of the cases in general, (v) the length of time the company will operate under the Chapter 11 cases, (vi) risks associated with third party motions in the Chapter 11 cases, which may interfere with the company’s ability to develop and consummate the plan of liquidation, (vii) the potential adverse effects of the Chapter 11 proceedings on the company’s liquidity or results of operations, (viii) the ability to execute the company’s business and plan of liquidation, and (ix) increased legal costs to execute the company’s liquidation. In the event that the risks disclosed in the company’s public filings and those discussed above cause results to differ materially from those expressed in the company’s forward-looking statements, the company’s business, financial condition, results of operations or liquidity, and the interests of creditors, equity holders and other constituents, could be materially adversely affected.

Contact:

Media Inquiries Only:
Michael Freitag, Sharon Stern, Dan Moore
Joele Frank, Wilkinson Brimmer Katcher
Phone: 212-355-4449

All Other Inquiries:
www.coldwatercreek.com